Exhibit 99.1

August 18, 2020 US and Australia
Amcor reports fiscal 2020 full year results and provides outlook for fiscal 2021
Fiscal 2020 Full Year Highlights
•GAAP net income of $612 million and earnings per share (EPS) of 38.2 cents per share;
•Adjusted EBIT of $1,497 million, up 7% in constant currency terms;
•Adjusted EPS of 64.2 cents per share, up 13% in constant currency terms;
•Bemis integration well ahead of original expectations. Pre-tax synergy benefits of $80 million delivered;
•Adjusted free cash flow of $1.2 billion, up 26%;
•Annual dividend increased to 46.0 cents per share, including 11.5 cents per share dividend declared today;
•$500 million share buy-back completed. Shares on issue reduced by 3.5% during the year; and
•Fiscal 2021 outlook: constant currency adjusted EPS growth of 5-10%. Adjusted free cash flow of $1.0-$1.1 billion.

Strong FY 2020 results in a milestone year
Amcor’s CEO Mr. Ron Delia said: "2020 has been a milestone financial year for Amcor during which we delivered outstanding financial results ahead of the upgraded guidance provided in May. Profit and Cash Flow were significantly higher than last year and supported continued capital investment, an increase in our dividend and the repurchase of 3.5% of shares outstanding. Despite managing through significant change and complexity, our business continued to demonstrate financial and operational resilience and the execution of our teams was outstanding."

"Benefits from the transformational acquisition of Bemis were increasingly evident through the year. We made excellent progress in this first year of integration, with cost synergies almost 30% higher than original expectations and performance across the combined flexibles packaging business building momentum. We expect that momentum to continue to build as we leverage the broader geographic diversification, increased scale and unique capabilities that result from the acquisition."

"As we look forward, Amcor remains well positioned to continue delivering consistently strong shareholder returns. For fiscal 2021, we expect free cash flow of over $1 billion and EPS growth of 5-10% driven by continued organic growth from our defensive consumer end markets, additional cost synergies and a lower share count resulting from shares already repurchased. We remain focused on protecting our co-workers, meeting the needs of our customers and continuing to develop responsible packaging which is even better for the environment. While uncertainties remain, we are confident in the resilience and potential of the business to help meet the growing need for product safety, hygiene, shelf life and convenience."

Key Financials(1)

			Twelve Months Ended June 30,
GAAP results			2019 $ million	2020 $ million
Net sales			9,458	12,468
Net income			430	612
EPS (diluted US cents)			36.3	38.2

	Twelve Months Ended June 30,		Reported ∆%	Constant Currency ∆%
Adjusted non-GAAP results	Adjusted Pro Forma 2019 $ million	2020 $ million
Net sales	12,972	12,468	(3.9)	(1.8)
EBITDA	1,879	1,913	1.8	4.0
EBIT	1,433	1,497	4.5	6.7
Net income	947	1,028	8.5	11.0
EPS (diluted US cents)	58.2	64.2	10.3	12.9
Free cash flow (before dividends)	970	1,220	25.8
(1) GAAP results for the twelve months ended June 30, 2019, reflects a full twelve months of the legacy Amcor business, plus the Bemis business results from June 11 to June 30, 2019. Adjusted non-GAAP results exclude items which management considers as not representative of ongoing operations. Non-GAAP adjusted pro forma results for the prior period are presented as if the Company's acquisition of Bemis had been consummated as of July 1, 2018 and also exclude items which management considers not representative of ongoing operations. See "Presentation of Prior Year Financial Information" for more information. In addition, reconciliations of these non-GAAP measures to their most comparable GAAP measures, including pro forma measures prepared in accordance with SEC Regulation S-X Article 11, are included in the "Reconciliation of Non-GAAP Measures" section of this release.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

COVID-19 update
Amcor's operations have been recognized as 'essential' by governments and authorities around the world given the role the Company plays in the supply chains for critical food and healthcare products. In dealing with the exceptional challenges posed by COVID-19, Amcor established three guiding principles:
•Keeping our employees healthy - The health and safety of our co-workers is one of our values and always Amcor's first priority. Around the world, local teams have implemented a range of practices including more frequent cleaning and disinfection, increased physical distancing in work and break out spaces, restricted visitor access, temperature screening, supply of personal protective equipment and flexible working from home arrangements.
•Keeping our operations running - To support our business partners, every Amcor plant and office has business continuity plans in place which address infection prevention measures, incident response, return to work protocols and supply chain risks.
•Contributing to relief efforts in our communities - Amcor launched a global program to help mitigate the impact of COVID-19 by donating food and healthcare packaging products and by funding local community initiatives to improve access to healthcare, education or food and other essential products.
From the start of the COVID-19 outbreak, the Company has operated its plants around the world with minimal disruption and has not experienced significant business continuity issues. Through fiscal 2020, operating costs were not materially impacted.
Notwithstanding month to month volatility, for the six months ended 30 June 2020 volumes were 1% higher than the prior year within both the Flexibles and Rigid Packaging segments which reflects Amcor's broad geographic and end market diversification. The extent to which the global pandemic has influenced overall demand for Amcor's products in each region has been mixed as certain end markets in each geographic area appear to have benefited at varying times while others have been constrained. The Company has seen good demand for healthcare packaging globally through this period. Most food and beverage end markets have generally remained more resilient in the developed world than in emerging markets and more resilient in at-home consumption channels than convenience and away-from-home channels.

Presentation of Prior Year Financial Information
On June 11, 2019, the all-stock acquisition of Bemis Company, Inc. was completed. Amcor was determined to be the acquirer for accounting purposes and, as a result, financial information prepared under U.S. generally accepted accounting principles ("U.S. GAAP") for periods prior to the completion date reflects the historical financial information for the legacy Amcor business only.
Financial information included in this release and described as “Adjusted Pro Forma” is being presented to allow shareholders to more easily compare the current year results with the prior year results. The Adjusted Pro Forma results represent non-GAAP measures that provide stakeholders with an additional perspective on the Company’s financial and operational performance and trends. The Adjusted Pro Forma results are presented as if the Company’s acquisition of Bemis had been consummated as of July 1, 2018 and exclude the impact of non-recurring acquisition and integration related costs, acquisition related amortization expenses, and other items management considers as not representative of ongoing operations.
The presentation of non-GAAP Adjusted Pro Forma measures is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. Reconciliations of non-GAAP Adjusted Pro Forma measures to their most comparable GAAP measures, including pro forma measures, prepared in accordance with SEC Regulation S-X Article 11, are included in the "Reconciliation of Non-GAAP Measures" section of this release.

Bemis Acquisition Update
The Bemis business was acquired through an all-stock transaction in June 2019. Integration has proceeded exceptionally well with all plans essentially completed within the first 12 months, ahead of expectations.
The Company delivered approximately $80 million (pre-tax) of cost synergies during the year, in line with guidance provided in May 2020 and substantially ahead (approximately 30% in local currency terms) of the $65 million expected at the start of the fiscal year. Cost synergies were primarily driven from overhead and procurement initiatives, and approximately $57 million was recognized in the Flexibles segment and approximately $23 million in Corporate expenses. The Company continues to expect total cost synergies of $180 million (pre-tax) by the end of fiscal 2022, with further benefits expected largely from procurement and footprint initiatives across the 2021 and 2022 fiscal years.
Cash restructuring and integration costs of approximately $80 million were incurred during the year.

Capital Returns to Shareholders
Share repurchases
The Company completed a $500 million share buy-back program in May 2020. Shares repurchased during fiscal 2020 resulted in a 3.5% reduction in the total number of shares issued and outstanding.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 11.5 cents per share. The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 16.0 Australian cents per share, which reflects the quarterly dividend of 11.5 cents per share converted at an average AUD:USD exchange rate of 0.7168 over the five trading days ended August 13, 2020.
The ex-dividend date will be September 2, 2020, the record date will be September 3, 2020 and the payment date will be September 23, 2020. Amcor has received a waiver from the ASX’s settlement operating rules, which will allow Amcor to defer processing conversions between its ordinary share and CDI registers from September 2, 2020 to September 3, 2020, inclusive.

2020 financial results
Segment Information

	Adjusted Pro Forma
	Twelve Months Ended June 30, 2019				Twelve Months Ended June 30, 2020
Adjusted non-GAAP results(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)
Flexibles	10,081	1,239	12.3	13.1	9,755	1,335	13.7	15.1
Rigid Packaging	2,893	308	10.7	17.5	2,716	290	10.7	16.3
Other	(1)	(114)			(4)	(128)
Total Amcor	12,972	1,433	11.0	12.9	12,468	1,497	12.0	14.0
(1) Adjusted non-GAAP measures exclude items which management considers as not representative of ongoing operations. Adjusted non-GAAP results for the prior period are based on unaudited Adjusted Pro Forma financial information. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release. All amounts referenced throughout this document are in US dollars unless otherwise indicated.
(2) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Full year net sales for the Amcor Group of $12,468 million were 1.8% lower than the prior year in constant currency terms. Excluding a 1.6% unfavorable impact from the pass through of lower raw material costs, sales were 0.2% lower than last year. Overall volumes were 0.2% higher than the prior twelve month period and this was offset by a 0.4% unfavorable price/mix.

Flexibles	Twelve Months Ended June 30,		Reported ∆%	Constant Currency ∆%
	Adjusted Pro Forma 2019 $ million	2020 $ million
Net sales	10,081	9,755	(3.2)	(0.9)
Adjusted EBIT	1,239	1,335	7.8	9.8
Adjusted EBIT / Sales %	12.3	13.7
Adjusted EBIT / Average funds employed %	13.1	15.1

Full year net sales for the Flexibles segment were 0.9% lower than the prior twelve month period in constant currency terms. Excluding a 0.9% unfavorable impact from the pass through of lower raw material costs, sales were in line with last year. Overall segment volumes were 0.1% higher than the prior fiscal year and this was offset by 0.1%

unfavorable price/mix. Volumes were higher in the Flexibles North America, Europe and Asia Pacific businesses and volume performance in Flexibles Latin America and for specialty carton products continued to improve sequentially through the second half of the 2020 fiscal year but remained lower than the prior twelve month period.
In North America, full year volumes grew in the low single digit range, mainly driven by strength in the high value healthcare, pet care, protein, ready meal, liquid beverage and home and personal care end markets as well as specialty folding carton products. This was partly offset by lower volumes in confectionary and condiments.
In Europe, low single digit volume growth for fiscal 2020 was driven by strength in protein, dairy, pet care, coffee, medical and ready meal products offset by lower volumes in certain personal care products. Sales of specialty folding carton products in Europe improved sequentially in each of the third and fourth quarters but annual volumes remained lower than the prior twelve month period, primarily driven by weaker volumes in the first half of fiscal 2020.
Annual volumes were higher across the Asian emerging markets, with particularly strong growth in China and India towards the end of the fourth quarter. In Latin America volumes improved sequentially in each of the third and fourth quarters but annual volumes remained lower than the prior twelve month period, primarily reflecting challenging economic conditions across the region and the impact of volumes lost within the legacy Bemis business prior to the acquisition close in June 2019.
Adjusted EBIT for fiscal 2020 of $1,335 million was 9.8% higher than the prior year in constant currency terms. This includes organic growth of $65 million, or 5.2%, primarily reflecting favorable product mix as well as strong cost and operating performance across the business. The remaining growth of $57 million, or 4.6%, reflects synergy benefits related to the Bemis acquisition.
Adjusted EBIT margin of 13.7% compares with 12.3% for the prior year and segment returns of 15.1% expanded by 2%.

Rigid Packaging	Twelve Months Ended June 30,		Reported ∆%	Constant Currency ∆%
	2019 $ million	2020 $ million
Net sales	2,893	2,716	(6.1)	(4.8)
Adjusted EBIT	308	290	(5.9)	(4.2)
Adjusted EBIT / Sales %	10.7	10.7
Adjusted EBIT / Average funds employed %	17.5	16.3

Full year net sales for the Rigid Packaging segment were 4.8% lower than the prior twelve month period in constant currency terms, or 0.7% lower after excluding a 4.1% unfavorable impact from the pass through of lower raw material costs. The 0.7% decline was driven by volume growth of 0.5%, offset by unfavorable price/mix of 1.2%.
In North America, full year beverage volumes were 0.2% lower than the prior year, and hot fill container volumes were up 1%. Specialty Container volumes were higher than the prior year with strengthening growth in certain spirits, healthcare, personal care and home cleaning categories in the second half of the year.
In Latin America, annual volumes were 0.4% higher compared with the prior period.
Through the second half of the fiscal year, the beverage businesses in North and Latin America experienced an elevated level of month to month variability between March 2020 and June 2020 in particular, as customers responded to changes in demand through at-home and away-from-home channels and adjusted inventories.
Adjusted EBIT for fiscal 2020 of $290 million was 4.2% lower than the prior year in constant currency terms when the business benefited from a particularly strong second quarter. In line with expectations, adjusted EBIT grew 3% in the second half of fiscal 2020 compared with the second half of fiscal 2019, reflecting strong cost performance.

Other	Twelve Months Ended June 30,
Adjusted EBIT	Adjusted Pro Forma 2019 $ million	2020 $ million
Equity earnings in affiliates, net of tax	18	12
Corporate expenses	(132)	(140)
Total Other	(114)	(128)

Net interest and income tax expense

Net interest expense for fiscal 2020 was $185 million compared with pro forma net interest expense of $260 million in the prior period, driven primarily by lower borrowing costs.
The effective tax rate as reported was 22.6%. Excluding amounts related to non-GAAP adjustments, adjusted income tax expense for fiscal 2020 was $276 million, representing an adjusted effective tax rate of 21.0% which was in line with the range of expectations for the year and compares to 18.6% in the prior period.
Cash flow
Fiscal 2020 adjusted free cash flow (before dividends) was $1,220 million, $250 million higher than the prior year primarily reflecting higher earnings and excellent working capital performance. The business also had a favorable impact of approximately $50 million related to deferred cash tax payments in the US which is expected to reverse in the first quarter of fiscal 2021.
Balance sheet and Liquidity
Net debt was $5,492 million at 30 June 2020 in line with $5,502 million last year. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 2.9 times at June 30, 2020.
In June 2020, Amcor successfully issued a €500 million Euro bond maturing in 2027 and a $500 million US bond maturing in 2030. Both transactions received significant investor interest and attracted competitive pricing.
Amcor has a strong, investment grade balance sheet, rated BBB/Baa2. The Company has access to $1.8 billion of liquidity in the form of undrawn committed bank facilities, and no material refinancing to complete during the next 12 months.

Fiscal 2021 guidance
Amcor’s guidance contemplates a range of factors, however the COVID-19 pandemic creates higher degrees of uncertainty and additional complexity when estimating future financial results. For the twelve month period ending 30 June 2021, the Company expects:
•Adjusted constant currency EPS growth of approximately 5 to 10%, compared with adjusted EPS of 64.2 US cents per share in fiscal 2020.
◦This guidance range includes pre-tax synergy benefits associated with the Bemis acquisition of approximately $50 to $70 million.
•Adjusted free cash flow (before dividends) of approximately $1.0 to $1.1 billion.
While Amcor's business is expected to continue demonstrating resilience given it plays an important role in the supply of essential consumer goods, the level of earnings and free cash flow generated across the business could be impacted by COVID-19 related factors such as the extent and nature of any future operational disruptions across the supply chain, government imposed restrictions on consumer mobility and the pace of macroeconomic recovery in key global economies. The ultimate magnitude and duration of the pandemic’s impact on the business remains uncertain at this time.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday August 18, 2020 at 7:30am US Eastern Daylight Time / 9.30pm Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 7896918:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506
•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).
A replay of the webcast will also be available on www.amcor.com following the call.
About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that is increasingly light-weighted, recyclable and reusable, and made using an increasing amount of recycled content. Around 47,000 Amcor people generate $12.5 billion in annual sales from operations that span about 230 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube
Contact Information

Investors
Tracey Whitehead	Damien Bird
Head of Investor Relations	Vice President Investor Relations
Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Head of Global Communications
Citadel-MAGNUS	Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,”, “target”, “project”, “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: the continued financial and operational impacts of the COVID-19 pandemic on Amcor and its customers, suppliers, employees and the geographic markets in which it and its customers operate; fluctuations in consumer demand patterns; the loss of key customers or a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure to realize the anticipated benefits of the acquisition of Bemis Company, Inc. (“Bemis”), and the cost synergies related thereto; failure to successfully integrate Bemis’ business and operations in the expected time frame or at all; integration costs related to the acquisition of Bemis; failure by Amcor to expand its business; the potential loss of intellectual property rights; various risks that could affect our business operations and financial results due to the international operations; price fluctuations or shortages in the availability of raw materials, energy and other inputs; disruptions to production, supply and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic downturn; the possibility of labor disputes; fluctuations in our credit ratings; disruptions to the financial or capital markets; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2019 as supplemented by the risk factor contained in Amcor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Basis of Preparation of Supplemental Unaudited Adjusted Pro Forma Financial Information
The fiscal 2019 unaudited adjusted pro forma financial information presented in the release gives effect to Amcor's acquisition of Bemis as if the combination had been consummated on July 1, 2018. The Supplemental Unaudited Adjusted Pro Forma Financial Information includes adjustments for (1) accounting policy alignment, (2) elimination of the effect of events that are directly attributable to the combination (e.g., one-time transaction costs), (3) elimination of the effect of consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for the transaction, and (4) items which management considers are not representative of ongoing operations. The Supplemental Unaudited Adjusted Pro Forma Financial Information does include the purchase accounting impact and does not reflect any cost or growth synergies that Amcor may achieve as a result of the transaction, future costs to combine the operations of Amcor and Bemis or the costs necessary to achieve any cost or growth synergies. The Supplemental Unaudited Adjusted Pro Forma Financial Information has been presented for informational purposes only and is not necessarily indicative of what Amcor’s results of operations actually would have been had the combination been completed as of July 1, 2018, nor is it indicative of the future operating results of Amcor. The Supplemental Unaudited Adjusted Pro Forma Financial Information should be read in conjunction with the separate historical financial statements and accompanying notes contained in each of the Amcor and Bemis periodic reports, as available. For avoidance of doubt, the Supplemental Unaudited Adjusted Pro Forma Financial Information is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information in Amcor’s Registration Statement on Form S-4 filed March 25, 2019 with the SEC (the “S-4 Pro Forma Statements”), which provides the pro forma financial information required by Article 11 of Regulation S-X. For instance, the Supplemental Unaudited Adjusted Pro Forma Financial Information does not give effect to the combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Amcor treated as the legal and accounting acquirer. The Supplemental Unaudited Adjusted Pro Forma Financial Information has not been adjusted to give effect to pro forma events that are (1) directly attributable to the combination, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Amcor and Bemis. More specifically, other than excluding Amcor’s divested plants and one-time transaction costs, the Supplemental Unaudited Adjusted Pro Forma Financial Information does not reflect the types of pro forma adjustments set forth in S-4 Pro Forma Statements. Consequently, the Supplemental Unaudited Adjusted Pro Forma Financial Information is intentionally different from, but does not supersede, the pro forma financial information set forth in S-4 Pro Forma Statements.
Reconciliations of non-GAAP adjusted pro forma measures to their most comparable GAAP measures and reconciliations of pro forma net income in accordance with Article 11 of Regulation S-X to adjusted pro forma net income are included in the "Reconciliation of Non-GAAP Measures" section of this release.
Presentation of non-GAAP financial information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow before dividends, adjusted cash flow after dividends, net debt and the Supplemental Unaudited Adjusted Pro Forma Financial Information including adjusted earnings before interest, tax, amortization and depreciation, adjusted earnings before interest and tax, and adjusted earnings per share and any ratios related thereto. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:
•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;
•earnings from discontinued operations and any associated profit on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;
•material purchase accounting adjustments for inventory;

•amortization of acquired intangible assets from business combinations;
•impact of economic net investment hedging activities not qualifying for hedge accounting;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor also evaluates performance on a constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments and possible gains and losses on the sale of assets. These items are uncertain, depend on various factors and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

U.S. GAAP Condensed Consolidated Statement of Income (Unaudited)

	Twelve Months Ended June 30,
($ million)	2018	2019	2020
Net sales	9,319	9,458	12,468
Cost of sales	(7,462)	(7,659)	(9,932)
Gross profit	1,857	1,799	2,536
Selling, general and administrative expenses	(793)	(999)	(1,385)
Research and development expenses	(73)	(64)	(97)
Restructuring and related expenses	(40)	(131)	(115)
Other income, net	43	186	56
Operating income	994	792	994
Interest expense, net	(197)	(191)	(185)
Other non-operating income (loss), net	(74)	4	16
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	723	604	825
Income tax expense	(119)	(172)	(187)
Equity in income (loss) of affiliated companies, net of tax	(18)	4	(14)
Income from continuing operations	587	437	624
Income (loss) from discontinued operations, net of tax(1)	—	1	(8)
Net income	587	437	617
Net (income) loss attributable to non-controlling interests	(11)	(7)	(4)
Net income attributable to Amcor plc	575	430	612
USD:EUR FX rate	1.1929	1.1406	1.1056

Basic earnings per share attributable to Amcor	0.497	0.364	0.382
Diluted earnings per share attributable to Amcor	0.494	0.363	0.382
Weighted average number of shares outstanding – Basic	1,154	1,180	1,600
Weighted average number of shares outstanding - Diluted	1,162	1,184	1,602
(1) Represents income/(loss) generated from three former Bemis plants located in the United Kingdom and Ireland from July 1, 2019 to August 8, 2019. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

U.S. GAAP Condensed Consolidated Statement of Cash Flows (Unaudited)

	Twelve Months Ended June 30,
($ million)	2018	2019	2020
Net income	587	437	617
Depreciation, amortization and impairment	357	453	652
Changes in operating assets and liabilities	(123)	7	140
Other non-cash items	50	(121)	(24)
Net cash provided from operating activities	871	776	1,384
Purchase of property, plant and equipment and other intangible assets	(365)	(332)	(400)
Proceeds from sale of property, plant and equipment and other intangible assets	137	85	13
Proceeds from divestiture	—	216	425
Net debt (repayments) proceeds	34	(58)	125
Dividends paid	(527)	(680)	(761)
Share buy-back	—	—	(537)
Other, including effects of exchange rate on cash and cash equivalents	(92)	(27)	(108)
Net (decrease) increase in cash and cash equivalents	59	(19)	141
Cash and cash equivalents at the beginning of the period	562	621	602
Cash and cash equivalents at the end of the period	621	602	743

U.S. GAAP Condensed Consolidated Balance Sheet (Unaudited)

($ million)	June 30, 2019	June 30, 2020
Cash and cash equivalents	602	743
Trade receivables, net	1,864	1,616
Inventories, net	1,954	1,832
Assets held for sale(1)	416	—
Property, plant and equipment, net	3,975	3,615
Goodwill and other intangible assets, net	7,463	7,334
Other assets	891	1,303
Total assets	17,165	16,442
Trade payables	2,303	2,171
Short-term debt and current portion of long-term debt	794	206
Long-term debt, less current portion	5,309	6,028
Liabilities held for sale(1)	21	—
Accruals and other liabilities	3,063	3,350
Shareholders equity	5,675	4,687
Total liabilities and shareholders equity	17,165	16,442
(1) Represents the net asset value related to three former Bemis plants located in the United Kingdom and Ireland. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019 and the transaction closed on August 8, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

Reconciliation of Non-GAAP Measures
Supplemental Unaudited Pro Forma Condensed Statement of Income
On June 11, 2019, Amcor plc (“Amcor”, “Amcor Limited”, “Company”) completed the acquisition of 100% of the outstanding shares of Bemis Company, Inc (“Bemis”), a global manufacturer of flexible packaging products based in the United States (“the Transaction”). Pursuant to the Transaction Agreement, dated as of August 6, 2018, each outstanding share of Bemis common stock that was issued and outstanding upon completion of the transaction was converted into the right to receive 5.1 ordinary shares of the Company traded on the New York Stock Exchange ("NYSE").

The Unaudited Pro Forma Condensed Statement of Income has been prepared using the purchase method of accounting, Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” with Amcor treated as the acquirer, and Article 11 of Regulation S-X, as defined by the Securities and Exchange Commission (the "SEC"), as if the transaction had been completed on July 1, 2018.

Amcor and Bemis have different fiscal years. The Unaudited Pro Forma Condensed Statement of Income is developed from (a) the audited consolidated financial statements of Amcor contained in our Annual Report on Form 10-K for the annual fiscal period ended June 30, 2019 and (b) deriving the condensed consolidated income statement of Bemis for the period July 1, 2018 through June 10, 2019 by subtracting the historical unaudited condensed consolidated statement of income for the six months ended June 30, 2018 appearing in Bemis Quarterly Report on Form 10-Q for the period ended June 30, 2018 filed with the SEC on July 27, 2018 from the audited consolidated statement of income for the fiscal year ended December 31, 2018 appearing in Bemis’ Annual Report on Form 10-K filed with the SEC on February 15, 2019 and adding the Bemis unaudited consolidated financial information from their accounting records for the period from January 1, 2019 through June 10, 2019.

The Unaudited Pro Forma Condensed Statement of Income has been prepared to reflect adjustments to Amcor’s historical consolidated financial information that are (i) directly attributable to the acquisition of Bemis, (ii) factually supportable and (iii) expected to have a continuing impact on our results.

The Unaudited Pro Forma Condensed Statement of Income has been prepared for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Amcor would have been had the Bemis acquisition occurred on the date assumed. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or integration costs that may result from the transaction. The financial information should be read in conjunction with historical financial statements and accompanying notes filed with the SEC.

Unaudited Pro Forma Condensed Statement of Income
	Twelve Months Ended June 30, 2019
($ million)	Amcor Historical	Bemis Historical	EC and U.S. Remedies (1)	Pro Forma Adjustments		New Amcor Pro Forma
Net sales	9,458	3,798	(284)	—		12,972
Cost of sales	(7,659)	(3,182)	220	33	2a	(10,589)
Gross profit	1,799	616	(65)	33		2,383
Selling, general and administrative expenses	(999)	(179)	14	(54)	2b	(1,218)
Research and development expenses	(64)	(36)	3	—		(97)
Restructuring and related expenses	(131)	(156)	—	43	2b	(244)
Other income, net	186	38	1	(124)	2b	101
Operating income	792	282	(46)	(102)		926
Interest income	17	2	—	—		19
Interest expense	(208)	(71)	—	—		(279)
Other non-operating income (loss), net	4	3	—	—		6
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	604	216	(46)	(102)		672
Income tax (expense) benefit	(172)	(64)	8	71	2c	(157)
Equity in income (loss) of affiliated companies, net of tax	4	—	—	—		4
Income (loss) from continuing operations	437	151	(38)	(31)		519
Net (income) loss attributable to non-controlling interests	(7)	—	—	—		(7)
Net income attributable to Amcor plc	430	151	(38)	(31)		512

Note: the sum of the columns may not equal the total New Amcor Pro Forma amount due to rounding.

1.Remedy Adjustments

EC and U.S. Remedies: Closing of the Transaction was conditional upon the receipt of regulatory approvals, approval by both Amcor and Bemis shareholders, and satisfaction of other customary conditions. To satisfy certain regulatory approvals, the Company was required to divest three of Bemis' medical packaging facilities located in the United Kingdom and Ireland ("EC Remedy") and three Amcor medical packaging facilities in the United States ("U.S. Remedy"). The Unaudited Pro Forma Condensed Statement of Income has been adjusted to exclude the EC Remedy and U.S. Remedy businesses.

2.Pro Forma Adjustments

a.Cost of sales has been adjusted to reflect a reduction in the depreciation expense following the adjustment of historical property, plant and equipment to a lower preliminary fair value and to reverse the one-time amortization impact of the inventory fair value uplift.

b.Selling, general and administrative expenses has been adjusted to reflect the reversal of the non-recurring transaction costs partially offset by the net increase in the amortization expense following the recognition of additional intangible assets mainly for customer relationships, technology and other intangibles. Restructuring and other costs have been adjusted to reverse the nonrecurring transaction costs included in the Bemis historical financials while other income, net has excluded the gain on sale of the U.S. Remedy assets, partially offset by transaction costs.

c.Income tax expense has been adjusted to reflect the tax impact on the various adjustments from items (a) and (b) above.

Reconciliation of Non-GAAP Measures
Reconciliation of Pro Forma Net income under Article 11 to Adjusted Pro Forma Net Income

($ million)	Twelve Months Ended June 30, 2019
Pro forma net income under Article 11	512
Restructuring costs	113
Impairment of equity method investments	14
Transaction related and other costs	225
Amortization of acquired intangibles	164
Reversal of purchase accounting adjustments for backlog and property, plant and equipment valuation	(22)
Legacy Bemis adjustments	(23)
Impact of hyperinflationary accounting and other	24
Tax effect of above items	(61)
Adjusted Pro Forma Net Income	947

Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Twelve Months Ended June 30, 2019				Twelve Months Ended June 30, 2020
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	430	430	430	36.3	612	612	612	38.2
Net income attributable to non-controlling interests	7	7			4	4
(Income) loss from discontinued operations	(1)	(1)	(1)	—	8	8	8	0.5
Tax expense	172	172			187	187
Interest expense, net	191	191			185	185
Depreciation and amortization	350				607
EBITDA, EBIT, Net income and EPS	1,149	799	430	36.3	1,603	996	620	38.7
Material restructuring and related costs	64	64	64	5.4	106	106	102	6.3
Impairment in equity method investments	14	14	14	1.2	26	26	26	1.6
Net investment hedge not qualifying for hedge accounting	(1)	(1)	(1)	(0.1)	—	—	—	—
Material transaction and other costs(1)	143	143	143	12.1	146	146	146	9.1
Material impact of hyperinflation	30	30	30	2.6	28	28	28	1.7
Net legal settlements	(5)	(5)	(5)	(0.4)	—	—	—	—
Pension settlements	—	—	—	—	5	5	5	0.3
Amortization of acquired intangibles(2)		31	31	2.6		191	191	11.9
Tax effect of above items			23	2.0			(89)	(5.6)
Adjusted EBITDA, EBIT, Net income and EPS	1,394	1,075	729	61.6	1,913	1,497	1,028	64.2
Pro Forma Adjustments(3)	485	357	218	(3.4)	—	—	—	—
Adjusted Pro Forma EBITDA, EBIT, Net income and EPS	1,879	1,433	947	58.2	1,913	1,497	1,028	64.2
(1) Includes costs associated with the Bemis acquisition. The twelve months ended June 30, 2020 and 2019 includes $58 million and $16 million respectively of acquisition related inventory fair value step-up costs.
(2) The twelve months ended June 30, 2020 and 2019 includes $26 million and $5 million respectively of sales backlog amortization related to the Bemis acquisition.
(3) Includes Bemis and remedy adjustments. EPS also adjusts for new shares issued to complete the Bemis combination.

Reconciliation of adjusted EBIT by reporting segment

	Twelve Months Ended June 30, 2019				Twelve Months Ended June 30, 2020
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				430				612
Net income attributable to non-controlling interests				7				4
(Income) loss from discontinued operations				(1)				8
Tax expense				172				187
Interest expense, net				191				185
EBIT	816	209	(226)	799	1,008	217	(229)	996
Material restructuring and related costs	—	64	—	64	63	38	5	106
Impairment in equity method investments	—	—	14	14	—	—	26	26
Net investment hedge not qualifying for hedge accounting	—	—	(1)	(1)	—	—	—	—
Material transaction and other costs(2)	(13)	3	153	143	78	3	66	146
Material impact of hyperinflation	4	27	—	31	—	28	—	28
Net legal settlement	—	—	(5)	(5)	—	—	—	—
Pension settlement	—	—	—	—	—	—	5	5
Amortization of acquired intangibles(3)	26	5	—	31	186	5	—	191
Adjusted EBIT	833	308	(66)	1,076	1,335	290	(128)	1,497
Pro Forma Adjustments(4)	406	—	(49)	357	—	—	—	—
Adjusted Pro Forma EBIT	1,239	308	(114)	1,433	1,335	290	(128)	1,497
Adjusted Pro Forma EBIT / sales %	12.3%	10.7%		11.0%	13.7%	10.7%		12.0%
Average funds employed(5)	9,439	1,766			8,860	1,782
Adjusted Pro Forma EBIT / average funds employed %	13.1%	17.5%		12.9%	15.1%	16.3%		14.0%
(1) Other includes equity in income (loss) of affiliated companies, net of tax and general corporate expenses.
(2) Includes costs associated with the Bemis acquisition. The twelve months ended June 30, 2020 and 2019 includes $58 million and $16 million respectively of acquisition related inventory fair value step-up costs.
(3) The twelve months ended June 30, 2020 and 2019 includes $26 million and $5 million respectively of sales backlog amortization related to the Bemis acquisition.
(4) Includes Bemis and remedy adjustments.
(5) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

Reconciliations of adjusted free cash flow and cash flow after dividends

	Twelve Months Ended June 30,
($ million)	2019	2020
Net cash provided from operating activities	776	1,384
Purchase of property, plant and equipment and other intangible assets	(332)	(400)
Proceeds from sale of property, plant and equipment and other intangible assets	85	13
Operating cash flow related to divested operations	—	60
Material transaction and integration related costs(1)	204	163
Adjusted free cash flow (before dividends)(2)	733	1,220
Pro Forma adjustments(3) (before dividends)	237	—
Adjusted Pro Forma free cash flow (before dividends)	970	1,220
Dividends(4)	(767)	(761)
Adjusted Pro Forma cash flow after dividends	203	459
(1) The twelve months ended June 30, 2020 includes cash integration costs of $80 million.
(2) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.
(3) Includes Bemis and remedy adjustments.
(4) The twelve months ended June 30, 2019 includes dividends paid to former Bemis shareholders of $87 million.

	Twelve Months Ended June 30,
($ million)	2019	2020
Adjusted EBITDA	1,394	1,913
Interest paid, net	(220)	(187)
Income tax paid	(148)	(209)
Purchase of property, plant and equipment and other intangible assets	(332)	(400)
Proceeds from sale of property, plant and equipment and other intangible assets	85	13
Movement in working capital	53	213
Other	(99)	(123)
Adjusted free cash flow (before dividends)(1)	733	1,220
Pro Forma adjustments(2) (before dividends)	237	—
Adjusted Pro Forma free cash flow (before dividends)	970	1,220
(1) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.
(2) Includes Bemis and remedy adjustments.

Reconciliation of net debt

($ million)	June 30, 2019	June 30, 2020
Cash and cash equivalents	(602)	(743)
Short-term debt	789	195
Current portion of long-term debt	5	11
Long-term debt excluding current portion of long-term debt	5,309	6,028
Net debt	5,502	5,492